UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2008

SRKP 19, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52933	20-8057809
(Commission File Number)	(IRS Employer Identification No.)

4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 27, 2008, SRKP 19, Inc., a Delaware corporation (the "Company"), entered into a Share Exchange Agreement with NIVS Holding Company Limited, a British Virgin Islands corporation (“Niveous”), and the stockholders of Niveous (the “Stockholders”). Pursuant to the agreement, the Company agreed to issue an aggregate of 27,546,667 shares of its common stock to the Stockholders and their designees in exchange for 100% of the share capital of Niveous (the "Share Exchange"). The Company also agreed to have cancelled 4,756,392 shares of common stock and 6,316,390 warrants prior to the closing of the Share Exchange. Niveous is the 100% parent of NIVS International (Hong Kong) Company, Limited, a Hong Kong corporation, which is the 97.5% parent of NIVS (Huizhou) Audio and Video Tech. Co., Ltd., a PRC company.

The consummation of the Share Exchange is subject to certain conditions. Pursuant to the terms of the Agreement, the Company expects there will be approximately 38,220,000 shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption of Niveous’ operations and liabilities. In connection with the change-in-control, there will be a new Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 19, INC.

Date: June 27, 2008
By: /s/ Richard Rappaport Name: Richard Rappaport Title: President